Exhibit 5


                  [Leagre & Barnes Letterhead]




July 14, 1995



AMBANC Corp.
302 Main Street
Box 438
Vincennes, Indiana 47591

     Re:  Registration Statement on Form S-4

Dear Sirs:

     In connection with a certain Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder, you have requested that we furnish you our opinion as to the legality of the shares of the common stock, $10.00 par value (the "Common Stock"), of AMBANC Corp. (the "Company") registered thereunder, which Common Stock is to be issued pursuant to an Amended Agreement of Merger and Plan of Reorganization, dated
June 19, 1995, among the Company, First Robinson Bancorp, FRB Corp., The First National Bank in Robinson, and Farmers' State Bank of Palestine (the "Merger Agreement").

     As counsel to the Company, we have participated in the preparation of the Registration Statement. We have examined and are familiar with the Company's Articles of Incorporation, Bylaws, as amended, records of corporate proceedings and such other information and documents as we have deemed necessary or appropriate.

     Based upon the foregoing, we are of the opinion that the Common Stock has been duly authorized and will, when issued as contemplated in the Registration Statement and the Merger Agreement, be validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an Exhibit to the Registration Statement.

                                   Very truly yours,

                                   /s/ Leagre & Barnes


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